Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

PHI PROVIDES UPDATE ON ITS REFINANCING AND STRATEGIC PLANS

LAFAYETTE, LOUISIANA, September 28, 2018 – PHI, Inc. (The Nasdaq Select Global Market: PHII (voting); PHIIK (non-voting)) announced today several steps related to its long-term financial and strategic positioning, including the refinancing of its senior secured revolving credit facility and a review of the Company’s potential strategic alternatives.

Refinancing of Secured Debt

On September 28, 2018, the Company borrowed $130 million from the financing affiliate of Al A. Gonsoulin, the Company’s Chairman, CEO and controlling shareholder. The loan bears interest at a rate of 6% per year, and matures on September 28, 2020. The proceeds of this loan were used to repay and terminate the Company’s senior secured revolving credit facility (the “Terminated Facility”) and to cash collateralize letters of credit that will remain outstanding.

The loan from Mr. Gonsoulin’s affiliate is guaranteed by two of the Company’s principal subsidiaries. The obligations of the Company and the two guarantors are secured by their domestic inventory, spare parts and accounts receivable. These guaranties and collateral match the guaranties and collateral that previously secured the Terminated Facility. Unlike the Terminated Facility, the loan from Mr. Gonsoulin’s affiliate includes no financial covenants.

In connection with unanimously approving the new loan, the Company’s independent directors received an opinion issued by a nationally-recognized financial advisory firm that the loan is fair to the Company from a financial point of view.

Retainment of Financial Advisor

The Company also announced its engagement of Houlihan Lokey as its financial advisor to assist the Company in exploring and evaluating a broad range of potential strategic alternatives to improve the Company’s liquidity and enhance shareholder value. At this time, the Company’s Board has not set a timetable for the completion of this process, nor has it made any decisions related to specific strategic alternatives. There is no assurance that this process will result in any particular outcome. The Company does not intend to provide any updates on its process unless or until it determines that further disclosure is necessary or appropriate.

Retention Arrangements

The Company further announced the adoption of new retention plans providing potential benefits in the event of certain change of control transactions. These arrangements are designed to ensure continuity of its business and senior leadership teams through the completion of the strategic alternatives review and any potential outcome of that process.

About PHI, Inc.

PHI, Inc. is one of the world’s leading helicopter services companies, operating over 240 aircraft in over 70 locations around the world. Known industry wide for the relentless pursuit of safe, reliable helicopter transportation, PHI offers services to the offshore Oil and Gas, Air Medical applications, and Technical Services applications around the world. PHI’s professional staff gives the company a great depth in all areas of operation and is composed of highly skilled, dedicated, hardworking and loyal employees. In addition to operations in the United States, the company has operated in 43 foreign countries and continues to operate for customers across the globe. PHI’s Headquarters are in Lafayette, Louisiana USA and PHI employs approximately 2,400 personnel globally.

Additional information about the above-described transactions can be found in the Current Report on Form 8-K that the Company intends to file on the date hereof with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

All statements other than statements of historical fact contained in this press release are “forward-looking” statements, as defined by (and subject to the “safe harbor” protections under) the federal securities laws. When used herein, the words “anticipates,” “expects,” “believes,” “seeks,” “hopes,” “intends,” “plans,” “projects,” “views,” “will” and similar words and expressions are intended to identify forward-looking statements. Forward-looking statements are based on a number of judgments and assumptions as of the date such statements are made about future events, many of which are beyond PHI’s control. These forward-looking statements, and the assumptions on which they are based, (i) are not guarantees of future events, (ii) are inherently speculative and (iii) are subject to significant risks, uncertainties. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if PHI’s underlying assumptions prove incorrect. All of PHI’s forward-looking statements are qualified in their entirety by reference to PHI’s discussion of certain important factors that could cause PHI’s actual results to differ materially from those anticipated, estimated, projected or implied by us in those forward looking statements.

Factors that could cause PHI’s results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to, the failure of our strategic review to identify attractive alternatives; changes in the capital markets or other market or financial conditions; corporate developments that could preclude, impair or delay any of the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of PHI; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to pursue or consummate any of the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the U.S. Securities and Exchange Commission. There can be no assurances that any of the above-described transactions will be consummated on the terms described above or at all.

Additional factors or risks that PHI currently deems immaterial, that are not presently known to us, that arise in the future or that are not specific to us could also cause PHI’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned not to unduly rely upon PHI’s forward-looking statements, which speak only as of the date made. PHI undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Further, PHI may make changes to its plans at any time and without notice, based on any changes in the above-listed factors, PHI’s assumptions or otherwise.

CONTACTS

PHI, Inc.

Trudy McConnaughhay

Chief Financial Officer and Secretary

337-272-4452